SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                              MATRIX BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

        Colorado                                           84-1233716
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(State of incorporation or                                (IRS Employer
organization)                                           Identification No.)
                        700 Seventeenth Street, Suite 100
                             Denver, Colorado 80202
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         (Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class               Name of each exchange on which
         to be so registered               each class is to be registered
         -------------------               ------------------------------

         None                                           None

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
                                                                        [ ]

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
                                                                        [X]

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
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                                 Title of Class

ITEM 1.  Description of Securities To Be Registered.
         ------------------------------------------

         Rights. The Board of Directors of Matrix Bancorp, Inc. (the "Company") has declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.0001 per share, of the Company (the "Common Stock"). The dividend is payable on November 15, 2002 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") at a price of $40.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 4, 2002, as the same may be amended from time to time (the "Rights Agreement"), between the Company and Computershare Trust Company, as Rights Agent (the "Rights Agent").

         Detachment  of  Rights.  Until  the  earlier  to  occur  of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with a copy of the Summary of Rights in substantially the form of Exhibit C to the Rights Agreement (the "Summary of Rights").

         The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on November 5, 2012 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

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

         If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right, in lieu of shares of Preferred Stock, that number of shares of Common Stock having a market value of two times the exercise price of the Right.

         If, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

         Preferred Stock. Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a dividend payment per share equal to an aggregate dividend of 1000 times the dividend declared per share of Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a payment that is the greater of (i) $1.00 per share (plus any accrued but unpaid dividends), or (ii) 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. In addition, upon any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. These Rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         The offer and sale of the Preferred Stock or Common Stock issuable upon exercise of the Rights will be registered pursuant to the Securities Act of 1933, as amended; such registration will not become effective until the Rights become exercisable.

         Antidilution and Other Adjustments. The number of one one-thousandths of a share of Preferred Stock or other securities or property issuable upon

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

exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

         Redemption of Rights. At any time prior to the earlier of (i) the time at which a person or group has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem all but not less than all of the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. At the effective time of such redemption, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         No Rights as Shareholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Amendment of Rights. For so long as the Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the redemption price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

         This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement filed herewith as Exhibit 1, which is hereby incorporated by reference.

ITEM 2.  Exhibits.
         --------

         1. Rights Agreement dated as of November 4, 2002, between Matrix Bancorp, Inc. and Computershare Trust Company, which includes the form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value, as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C. (Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K filed on November 6, 2002.)

         2. Form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value (included as Exhibit A to the Rights Agreement, which is Exhibit 1 hereto).

         3. Form of Right Certificate (included as Exhibit B to the Rights Agreement, which is Exhibit 1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date.

         4. Form of Summary of Rights (included as Exhibit C to the Rights Agreement, which is Exhibit 1 hereto) that, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights until the Distribution Date.


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

         5. Specimen of legend to be placed, pursuant to Section 3(c) of the Rights Agreement, on all new Common Stock certificates issued after November 15, 2002 and prior to the Distribution Date upon transfer, exchange or new issuance (included in
                  Section 3(c) of the Rights Agreement, which is Exhibit 1 hereto).








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


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 8, 2002.

                                       MATRIX BANCORP, INC.


                                       By: /s/ Richard V. Schmitz
                                          -------------------------------------
                                       Name:  Richard V. Schmitz
                                            -----------------------------------
                                       Title:  Co-Chief Executive Officer
                                             ----------------------------------




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


                                  EXHIBIT INDEX

             Exhibit
               No.                             Exhibit Description
             -------                           -------------------


               1. Rights Agreement dated as of November 4, 2002, between Matrix Bancorp, Inc. and Computershare Trust Company, which includes the form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value, as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C. (Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K filed on November 6, 2002.)

               2. Form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value (included as Exhibit A to the Rights Agreement, which is Exhibit 1 hereto).

               3. Form of Right Certificate (included as Exhibit B to the Rights Agreement, which is Exhibit 1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date.

               4. Form of Summary of Rights (included as Exhibit C to the Rights Agreement, which is Exhibit 1 hereto) that, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights until the Distribution Date.

               5.             Specimen  of  legend  to be  placed,  pursuant  to
                              Section 3(c) of the Rights Agreement, on all new Common Share certificates issued after November 15, 2002 and prior to the Distribution Date upon transfer, exchange or new issuance (included in Section 3(c) of the Rights Agreement, which is
                              Exhibit 1 hereto).







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